Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-155875 and 333-130041) of Retractable Technologies, Inc. of our report dated March 31, 2010, except for Note 2, (SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Long-lived assets) as to which the date is April 7, 2010, relating to our audit of the financial statements and financial statement schedule, which appear in this Annual Report on Form 10-K/A of Retractable Technologies, Inc. for the year ended December 31, 2009.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas

April 7, 2010